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Computation of Income Per Share                                             F-13
SAFECO CORPORATION AND SUBSIDIARIES                                   Exhibit 11
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
Year Ended December 31                                               1996           1995           1994
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(In Thousands Except Per Share Amounts)

Primary Net Income Per Share
        Of Common Stock
              1       Average Number of Common
                          Shares Outstanding                      126,074        125,961        125,944
                                                                 ======================================
              2       Additional Common Shares
                          Assumed Issued Under the
                          Treasury Stock Method                       609            587            470
                                                                  ======================================


              3       Net Income                                  $438,951       $398,959       $314,374
                                                                  ======================================

              4       Primary Net Income Per Share
                          of Common Stock (L.3/L.1)               $   3.48       $   3.17       $   2.50
                                                                  ======================================
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